Exhibit 16.1

July 22, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Re:	Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust File No. 001-08772

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust dated July 22, 2004, which we understand will be filed with the Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Averett, Warmus, Durkee, Bauder & Thompson
Averett, Warmus, Durkee, Bauder & Thompson
1417 East Concord Street
Orlando, Florida 32803